EXHIBIT 99.1

Jushi Holdings Inc. Reports Second Quarter 2026 Financial Results

Revenue Increased 10% Year-over-Year to $71.3 million, Reflecting Growth Across Both Retail and Wholesale Channels

Wholesale Revenue Increased 68% to an All-Time Quarterly Record of $9.4 Million

Record Quarterly Revenue in Virginia Reinforces the Company's Position Ahead of Adult-Use Sales

BOCA RATON, Fla., July 28, 2026 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the second quarter ended June 30, 2026 (“Q2 2026”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Second Quarter 2026 Financial Highlights

  Revenue of $71.3 million

  Gross profit and gross profit margin of $31.5 million and 44.2%, respectively

  Net loss of $7.3 million

  Adjusted EBITDA1 and Adjusted EBITDA margin1 of $13.3 million and 18.7%, respectively

  Cash, cash equivalents, and restricted cash of $35.5 million as of quarter-end

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Loss to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Second Quarter 2026 Company Highlights

  Wholesale revenue increased 68% year-over-year to an all-time quarterly record of $9.4 million, marking the first quarter in which wholesale sales exceeded $9 million.
  Virginia achieved record quarterly revenue, driven by strong same-store performance across the Company’s six-store network.
  State-licensed medical marijuana was rescheduled to Schedule III effective April 28, 2026, eliminating the application of Section 280E to state-licensed medical marijuana activities. The Company recognized a discrete income tax benefit of $6.4 million related to the reassessment of certain deferred tax balances.
  Virginia enacted legislation establishing a regulated adult-use cannabis market, with sales commencing on July 1, 2027. The Company continued advancing cultivation and processing investments intended to support its transition to adult-use sales.
  Jushi-branded product sales grew to 57% of retail revenue in Q2 2026 across the Company’s five vertical markets, compared to 56% in the second quarter of 2025 ("Q2 2025").
  Expanded the Company's brand and product portfolio with 501 new, unique SKUs introduced during Q2 2026, including offerings launched in certain states for the first time, covering flower, pre-rolls, vapes, concentrates, and edibles to meet diverse patient and customer needs. This included the launch of Van Golden™ live resin products in Pennsylvania.
  On June 24, 2026, our shareholders approved the continuance of the Company's parent entity out from British Columbia, Canada to Nevada, United States (the "Continuance"), to align the Company's corporate structure with its existing operations and long-term strategy.

Management Commentary

“Our second quarter results reflect solid execution across the business, with revenue increasing 10% year-over-year to $71.3 million with growth across both our retail and wholesale channels,” said Jim Cacioppo, the Company’s Chairman and Chief Executive Officer. “Wholesale revenue increased 68% to an all-time quarterly record of $9.4 million, supported by higher production volumes, improved product quality, and expanded distribution. These results demonstrate the progress we are making in strengthening our operational performance, increasing product availability and expanding our ability to serve both our retail network and wholesale partners.”

Mr. Cacioppo continued, “Retail revenue increased 4% year-over-year to $61.9 million, with retail units sold increasing 11.4% despite continued pricing pressure across our markets. Ohio was the largest contributor to retail growth, benefiting from our expanded store base and the continued maturation of our retail network. Virginia also delivered record quarterly revenue, driven by strong same-store performance across our six dispensaries. These results reinforce the strength of our operating platform and the investments we have made in cultivation, product quality, and execution.”

Mr. Cacioppo concluded, “The quarter also included two important developments that we believe materially improve Jushi’s long-term outlook. The federal rescheduling of state-licensed medical marijuana and the resulting elimination of Section 280E for qualifying activities reduced our income tax burden and resulted in a discrete tax benefit of $6.4 million. In Virginia, the enactment of adult-use legislation creates a significant growth opportunity beginning July 1, 2027. We are advancing our cultivation and processing plans, evaluating disciplined financing alternatives, and leveraging a retail infrastructure that was built with adult-use demand in mind. As we move through the second half of the year, we remain focused on expanding distribution, optimizing our retail portfolio, maintaining liquidity, and deploying capital toward opportunities that can generate attractive long-term returns.”

Financial Results for the Second Quarter Ended June 30, 2026
($ in millions)

	Three Months Ended June 30,
	2026		2025		2026 vs. 2025
	Amount	% of Revenue	Amount	% of Revenue	$ Change
REVENUE, NET	$71.3	100%	$65.0	100%	$6.3
COST OF GOODS SOLD	(39.8)	(56)%	(36.1)	(56)%	(3.6)
GROSS PROFIT	31.5	44%	28.9	44%	2.6

SELLING, GENERAL AND ADMINISTRATIVE	29.3	41%	28.7	44%	0.6
IMPAIRMENT AND OTHER ASSET-RELATED GAINS/LOSSES, NET	1.5	2%	(3.4)	(5)%	4.9
TOTAL OPERATING EXPENSES	30.8	43%	25.3	39%	5.5

INCOME FROM OPERATIONS	0.7	1%	3.6	6%	(2.9)

OTHER INCOME (EXPENSE)	(9.0)	(13)%	(6.0)	(9)%	(3.0)

NET LOSS	$(7.3)	(10)%	$(12.3)	(19)%	$5.0

ADJUSTED EBITDA	$13.3	19%	$13.7	21%	$(0.4)

Q2 2026 Compared to Q2 2025

  Retail revenue increased by $2.4 million, primarily due to growth in Ohio and Virginia. In Ohio, retail revenue increased $4.6 million due to the addition of three new dispensaries since the end of the first quarter of 2025. Retail revenue in Virginia grew by $0.6 million, driven by strong same-store sales performance across our six-store network reflecting an increase of 10% in units sold. These increases were partially offset by lower average selling prices resulting from competitive pricing and promotional activity across our markets. We ended Q2 2026 with forty-two dispensaries in eight states, as compared to forty in seven states at the end of Q2 2025.
  Jushi-branded product sales grew to 57% of retail revenue in Q2 2026 across the Company’s five vertical markets, compared to 56% in Q2 2025.
  Wholesale revenue increased by $3.8 million, with increases across all states except Nevada, which remained relatively flat. The increase was primarily attributable to improved product quality and higher production volumes at the grower-processor facilities. In Massachusetts and Pennsylvania, wholesale revenue increased by $1.6 million and $0.8 million, respectively, primarily due to expanded wholesale distribution, including placement in new dispensaries, and higher production volumes that supported greater product availability. Additionally, wholesale revenue increased by $1.1 million in Virginia due to higher demand from our wholesale partners, while increased production capacity in Ohio contributed to higher wholesale revenue of $0.3 million.
  Gross profit and gross profit margin were $31.5 million and 44.2%, respectively, as compared to $28.9 million and 44.5%, respectively. Higher production volumes and realization of operational efficiencies have driven down costs on our Jushi branded products, improving margins at both our retail dispensaries and wholesale business. The benefit of lower costs was partially offset by continued pricing pressure and increased promotional activity across our retail footprint. Higher gross profit also reflected the benefit of new dispensary openings since the end of the first quarter of 2025 in Ohio.
  Selling, general and administrative expenses were $29.3 million as compared to $28.7 million. The slight year-over-year increase is primarily due to higher employee costs resulting from expanded operations, including new store openings.
  The increase in impairment and other asset-related gains/losses, net, was primarily driven by a benefit of $3.4 million in the prior-year quarter related to a gain on asset sale and lease termination, as well as charges of $1.5 million primarily related to impairment charges recognized during the current quarter relating to certain dispensaries pending relocation.
  Other income (expense) included interest expense, net, of $9.9 million, partially offset by a $0.3 million fair value gain on derivatives and other, net of $0.5 million.

Balance Sheet and Liquidity

As of June 30, 2026, the Company had approximately $35.5 million of cash, cash equivalents and restricted cash. During Q2 2026, the Company paid approximately $3.9 million in capital expenditures. As of June 30, 2026, the total gross debt subject to scheduled repayments was $219.8 million, excluding leases and property, plant, and equipment financing obligations. This amount also excludes $21.5 million notes payable to Sammartino, as the Company currently has no obligation to repay these notes.

Cash provided by operations was $0.8 million during Q2 2026, as compared to cash used in operations of $1.9 million during Q2 2025. Quarterly operating cash flow continued to be affected by the timing of working capital items.

As of July 21, 2026, the Company’s issued and outstanding shares were 199,698,263 and its fully diluted shares outstanding were 306,110,269.

Use of Non-GAAP Financial Information
The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast for the second quarter ended June 30, 2026, at 4:30 p.m. ET today, Tuesday, July 28, 2026.

Event:	Second Quarter 2026 Financial Results Conference Call
Date:	Tuesday, July 28, 2026
Time:	4:30 p.m. Eastern Time
Live Call:	1-877-423-9813 (U.S. & Canada Toll-Free)
Conference ID:	13761211
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of the Company’s business, operations and plans, including new revenue streams; the refinancing or securing other sources of liquidity to meet debt repayment obligations; the integration and benefits of recently acquired businesses or assets; roll out of new operations; the implementation by the Company of certain product lines; the implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. and international markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: the benefits and timeline for consummating the Continuance; the limited operating history of the industry and the Company; risks related to managing the growth of the Company including completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; risks related to the continued performance, expansion and/or optimization of existing operations; risks related to capitalizing on Virginia's transition to an adult-use cannabis market; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries subject to licensing approval; the Company’s historical operating losses and negative operating cash flows; increasing competition in the industry; risks inherent in an agricultural business, such as the effects of natural disasters; reliance on the expertise and judgment of senior management of the Company; risks associated with cannabis products manufactured for human consumption including potential product recalls; limited research and data relating to cannabis; constraints on marketing products; risk of litigation; insurance-related risks; public opinion and perception of the cannabis industry; risks related to the economy generally; fraudulent activity by employees, contractors and consultants; risks relating to the Company’s current amount of indebtedness; risks related to not being able to reduce or refinance its debt obligations;   risks related to litigation or other disputes; reliance on key inputs, suppliers and skilled labor, and third party service provider contracts; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; risks relating to pandemics and forces of nature; risks related to the enforceability of contracts; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; cannabis-related tax risks and challenges from governmental authorities with respect to the Company’s application for Employee Retention Tax Credits (ERTC); other governmental and environmental regulation; risks related to proprietary intellectual property and potential infringement by third parties; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks relating to the need to raise additional capital either through debt or equity financing; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; risks related to co‐investment with parties with different interests to the Company; conflicts of interest and related party transactions; cybersecurity risks; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for more information.

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by the Company. Forward‐looking information is provided and made as of the date of this press release and the Company does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Jushi Investor Relations
Trent Woloveck
Co-Chief Strategy Director
614-271-4349
trent@jushico.com
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
REVENUE, NET	$71,297	$65,046	$137,729	$128,892
COST OF GOODS SOLD	(39,767)	(36,122)	(76,322)	(74,193)
GROSS PROFIT	31,530	28,924	61,407	54,699

OPERATING EXPENSES
Selling, general and administrative	29,314	28,746	57,719	56,266
Impairment and other asset-related gains/losses, net	1,502	(3,424)	1,391	(3,298)
Total operating expenses	30,816	25,322	59,110	52,968

INCOME FROM OPERATIONS	714	3,602	2,297	1,731

OTHER INCOME (EXPENSE):
Interest expense, net	(9,886)	(10,219)	(20,274)	(20,219)
Fair value gain (loss) on derivatives	333	(187)	2,645	450
Other, net	534	4,401	(4,103)	7,598
Total other income (expense), net	(9,019)	(6,005)	(21,732)	(12,171)

LOSS BEFORE INCOME TAX	(8,305)	(2,403)	(19,435)	(10,440)
Income tax benefit (expense)	976	(9,928)	(7,741)	(18,906)
NET LOSS	$(7,329)	$(12,331)	$(27,176)	$(29,346)

LOSS PER SHARE - BASIC AND DILUTED	$(0.04)	$(0.06)	$(0.14)	$(0.15)
Weighted average shares outstanding - basic and diluted	198,197,366	195,196,597	198,180,409	195,196,597

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands of U.S. dollars, except share amounts)

	June 30, 2026 (unaudited)	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,329	$24,047
Accounts receivable, net	4,191	2,801
Inventories, net	34,299	34,607
Prepaid expenses and other current assets	5,354	6,858
Total current assets	77,173	68,313
NON-CURRENT ASSETS:
Property, plant and equipment, net	137,177	143,321
Right-of-use assets - finance leases	55,091	57,667
Other intangible assets, net	90,543	92,205
Goodwill	30,910	30,910
Other non-current assets	36,779	27,801
Restricted cash - non-current	2,125	2,125
Total non-current assets	352,625	354,029
Total assets	$429,798	$422,342

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$22,569	$22,330
Accrued expenses and other current liabilities	25,905	25,531
Income tax payable	125	265
Debt, net - current portion	33,623	6,639
Finance lease obligations - current	10,941	11,125
Derivatives liabilities - current	11	296
Total current liabilities	93,174	66,186
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $49,009 and $41,109 as of June 30, 2026 and December 31, 2025, respectively)	196,376	199,195
Finance lease obligations - non-current	52,959	53,547
Derivative liabilities - non-current	5,951	8,311
Unrecognized tax benefits (including interest and penalties of $45,233 and $38,342 as of June 30, 2026 and December 31, 2025, respectively)	193,946	177,242
Other liabilities - non-current	29,208	33,205
Total non-current liabilities	478,440	471,500
Total liabilities	571,614	537,686
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 199,698,263 and 199,696,597 Subordinate Voting Shares as of June 30, 2026 and December 31, 2025, respectively	—	—
Paid-in capital	512,572	511,868
Accumulated deficit	(654,388)	(627,212)
Total deficit	(141,816)	(115,344)
Total liabilities and equity (deficit)	$429,798	$422,342

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands of U.S. dollars)

	Six Months Ended June 30,
	2026	2025
	(unaudited)
Net cash flows provided by operating activities	$9,405	$5,594
Net cash flows used in investing activities	(7,977)	(4,834)
Net cash flows provided by financing activities	7,410	3,125
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$8,838	$3,885
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$26,616	$21,346
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$35,454	$25,231

JUSHI HOLDINGS INC. UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; and (vii) gain/loss on debt extinguishment. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove items that we do not believe represent the operations of the core business such as acquisition, transaction and other non-recurring costs that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands of U.S. dollars)

	Three Months Ended June 30,
	2026	2025
NET LOSS	$(7,329)	$(12,331)
Income tax (benefit) expense	(976)	9,928
Interest expense, net	9,886	10,219
Depreciation and amortization(1)	9,232	7,967
EBITDA (Non-GAAP)	10,813	15,783
Non-cash share-based compensation	312	374
Fair value changes in derivatives	(333)	187
Long-lived asset impairment	1,334	—
Loss on debt extinguishment/modification	39	—
Other (income) expense, net(2)	1,178	(2,630)
Adjusted EBITDA (Non-GAAP)	$13,343	$13,714

(1) Includes amounts that are included in cost of goods sold and in operating expenses.

(2) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on asset disposals; (iv) foreign exchange losses (gains); (v) indemnification asset adjustments related to acquisitions; and (vi) start-up costs.

Calculation of Adjusted EBITDA Margin
(in thousands of U.S. dollars, unless otherwise stated)

	Three Months Ended June 30,
	2026	2025
Total revenue, net	$71,297	$65,046
Adjusted EBITDA (Non-GAAP)	$13,343	$13,714
Adjusted EBITDA Margin (Non-GAAP)	18.7%	21.1%